Exhibit 5.1

August 12, 2024

Fiserv, Inc.

600 N. Vel R. Phillips Avenue

Milwaukee, Wisconsin 53203

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $850,000,000 aggregate principal amount of the 4.750% Senior Notes due 2030 (the “2030 Notes”) and $900,000,000 aggregate principal amount of the 5.150% Senior Notes due 2034 (the “2034 Notes” and, together with the 2030 Notes, the “Securities”) of Fiserv, Inc., a Wisconsin corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Wisconsin law, we note that you have received an opinion, dated August 12, 2024 of Eric Nelson, the Company’s SVP, General Counsel and Secretary. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is an existing corporation in good standing under Wisconsin law, and that the Securities have been duly authorized, executed and delivered under Wisconsin law.

Fiserv, Inc.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture, dated as of November 20, 2007, and the Thirty-Fifth Supplemental Indenture and the Thirty-Sixth Supplemental Indenture, each dated as of August 12, 2024, have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Notes” in the Prospectus Supplement relating to the Securities, dated August 1, 2024. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP